Exhibit 23.2

CONSENT

Board of Directors
Piedmont Lithium Inc.
Belmont, North Carolina

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 256454) of Piedmont Lithium Inc. of our report dated 23 February 2023, relating to the consolidated financial statements of Atlantic Lithium Limited which appears in this Annual Report on Form 10-K by Piedmont Lithium Inc. Our report contains an explanatory paragraph regarding Atlantic Lithium Limited’s ability to continue as a going concern.

BDO Audit Pty Ltd

/s/ Richard Swaby

Richard Swaby
Brisbane, Queensland, February 27, 2024

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.